Exhibit 99.3

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In Thousands)

In the second quarter of fiscal 2002, ARAMARK sold its ownership interests in the Boston Red Sox and a related entity, resulting in a pre-tax gain of $37.9 million, which is reported as other income. The gain from the sale of the Boston Red Sox and a related entity has been excluded from the comparisons of operating income to enhance comparability due to the size and unusual nature of this gain.

	Three Months Ended		% Change	Six Months Ended		% Change
	March 28, 2003	March 29, 2002		March 28, 2003	March 29, 2002
Operating Income (as reported)	$95,341	$125,767	-24%	$223,847	$236,095	-5%
Less: Other Income	—	37,889		—	37,889

Operating Income (as adjusted)	$95,341	$87,878	8%	$223,847	$198,206	13%

Operating Income Margins (as reported)				5.0%	5.8%
Less: Other Income				0.0%	0.9%

Operating Income Margins (as adjusted)				5.0%	4.9%

The impact of currency translation has been excluded from the comparison of operating income in the Food and Support Services – International segment to enhance comparability by identifying the portion of the operating income increase related to this item and provide a comparison of results on a constant currency basis when evaluating International segment results.

	Three Months Ended		% Change	Six Months Ended		% Change
	March 28, 2003	March 29, 2002		March 28, 2003	March 29, 2002
Food and Support Services – International – Operating Income (GAAP)	$17,113	$11,253	52%	$31,071	$22,780	36%
Less: Impact of Currency Translation	—	(1,640)		—	(2,513)

Food and Support Services – International – Operating Income (as adjusted)	$17,113	$12,893	33%	$31,071	$25,293	23%